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                                                                  EXHIBIT 99.1




FOR IMMEDIATE RELEASE                       Contact:     Dick Marchese
                                                         Georgia Gulf Corp.
                                                         770-395-4587
                                                              or
                                                         Gail Petersen
                                                         CONDEA Vista Company
                                                         281-588-3219


GEORGIA GULF CORPORATION ACQUIRES CONDEA VISTA'S VINYLS BUSINESS

Atlanta, August 30, 1999 -- Georgia Gulf Corporation (NYSE: GGC) today announced that it has signed a definitive agreement to purchase the vinyls business of CONDEA Vista Company for $270 million, making Georgia Gulf one of the leading producers of vinyl products in the United States.

          After the acquisition, Georgia Gulf Corporation will have an annual capacity of approximately 3.1 billion pounds of vinyl chloride monomer (VCM),

2.6 billion pounds of vinyl resin, and 850 million pounds of flexible and rigid vinyl compounds. Georgia Gulf will have operations at 12 locations encompassing 23 plants and will employ about 1,500 people.

         Edward A. Schmitt, president and chief executive officer of Georgia

Gulf, said, "Acquiring the vinyls business from CONDEA Vista is a major step in our strategy to become a more integrated

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manufacturer of chlorovinyl products. The combination of the two businesses will present the opportunity to realize a number of synergies. We have identified cost savings and increased productivity which will result in improved profits of at least $20 million. However, we expect the acquisition to be dilutive to earnings in the first year and then to be accretive in subsequent years."

         CONDEA Vista Company has been looking for the right opportunity to either build, merge or sell the vinyls business in order to focus on their range of products that are offered by their worldwide organization, CONDEA.

         "We represent CONDEA in the U.S.," said CONDEA Vista President

William C. Knodel.  "And the basis of our business plan is to serve the needs of the global surfactants market.  A regional vinyls business does not fit that plan."

         Georgia Gulf will acquire from CONDEA Vista a VCM plant in Lake

Charles, Louisiana; a 50% joint venture interest in a VCM plant also in Lake

Charles; two vinyl resin plants located in Aberdeen, Mississippi and Oklahoma

City, Oklahoma; and three vinyl compound plants located in Aberdeen,

Mississippi; Jeffersontown, Kentucky; and Mansfield, Massachusetts.

         "While Georgia Gulf is already known as one of the low cost producers in the vinyl industry, we will now have the advantage

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of a significantly larger asset and customer base," continued Schmitt.

"Through the growth of our chlorovinyl chain, we have strengthened our ability to increase shareholder value as the vinyls business enters the next cycle.

         This acquisition will allow us to serve both our existing and new customers with a wider range of products and the flexibility of shipping from multiple locations."

         Georgia Gulf will finance the acquisition with new debt combined with the refinancing of certain existing credit facilities. Georgia Gulf presently expects, subject to regulatory approval and other customary conditions, to complete the transaction in the fourth quarter of 1999.

         Chase Securities served as the financial advisor to Georgia Gulf on the transaction and will also arrange the financing.

         Georgia Gulf Corporation, headquartered in Atlanta and listed on the

NYSE (GGC), is a major manufacturer and marketer of two highly integrated lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, sodium chlorate, vinyl chloride monomer and polyvinyl chloride resins and compounds. Georgia Gulf's primary aromatic chemical products include cumene, phenol and acetone.

         CONDEA Vista Company, a wholly-owned subsidiary of RWE-DEA of

Germany, is a producer of commodity and specialty chemicals

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including linear alkylbenzene, fatty alcohols, alcohol ethoxylates, aluminas and solvents. Sold throughout North America, these products are used to manufacture household detergents, cosmetics, pharmaceuticals, textiles and synthetic gems as well as other consumer products.

         Headquartered in Hamburg, Germany, CONDEA is the chemical division of RWE-DEA, a leading European refiner and marketer of petroleum products, as well as a producer of oil, natural gas and basic petrochemicals.

         This news release contains forward-looking statements subject to the

"safe harbor" provisions of the Private Securities Litigation Reform Act of

1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, industry production capacity, and other factors discussed in the Securities and Exchange

Commission filings of Georgia Gulf Corporation, including the annual report on form 10K for the year ended December 31, 1998 and the quarterly report on form 10Q for the quarter ended June 30, 1999.

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